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                                                                   EXHIBIT 10(A)
                               FISCAL YEAR ______
                 SUPPLEMENTAL PERFORMANCE-BASED BONUS AGREEMENT

                          ADOPTED EFFECTIVE ___________


         This Fiscal Year _______ Supplemental Performance-Based Bonus Agreement (the "AGREEMENT") was adopted by the Committee pursuant to the Sysco Corporation 2004 Supplemental Performance-Based Plan (the "PLAN"), and agreed to by the Company and CEO effective ____________. This Agreement is for the Fiscal Year ending __________ (the "FISCAL YEAR"). Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Plan.

         1. Establishment of Performance Goals. CEO and the Company hereby agree to the goals and objectives set forth on Exhibit "A" attached to this Agreement for each of the following performance areas: long-term strategy, financial performance, corporate governance, human capital, and risk management mitigation (the "PERFORMANCE GOALS"). CEO acknowledges and agrees that for purposes of this Agreement, CEO's performance will be measured using the Performance Goals.

         2. Evaluation of Performance. (a) Within 90 days after the end of the Fiscal Year, the Committee, jointly with the Corporate Governance and Nomination Committee of the Board, shall complete an evaluation of CEO's performance for such Fiscal Year, including an evaluation against the Performance Goals. Based upon this evaluation, CEO's compensation for the Fiscal Year will be adjusted, in the Committee's sole discretion, as follows:

               (i) Performance Exceeds Expectations. If CEO's performance for the Fiscal Year "exceeds expectations," CEO will be entitled to receive a Performance Bonus equal to the Adjustment Factor times the CEO's MIP Bonus for such Fiscal Year. For purposes of this Section 2(a)(i) and Section 2(a)(iii) below, the "ADJUSTMENT FACTOR" shall be a percentage of up to ___% selected by the Committee representing the Committee's determination of CEO's performance in light of the Performance Goals.

               (ii) Performance Meets Expectations. If CEO's performance for the Fiscal Year "meets expectations," CEO shall not be entitled to receive a Performance Bonus as set forth in Section 2(a)(i) above, nor shall CEO's MIP Bonus be subject to reduction as set forth in Section 2(a)(iii) below.

               (iii) Performance Below Expectations. If CEO's performance for the Fiscal Year is "below expectations," CEO's MIP Bonus for such Fiscal Year shall be reduced by an amount equal to the Adjustment Factor times the CEO's MIP Bonus for the Fiscal Year (the "FORFEITED AMOUNT"). The amount of Additional Shares and Additional Cash Bonus awarded to the CEO under the MIP shall be determined after reducing the MIP Bonus by the Forfeited Amount.

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               (b) MIP Bonus. Notwithstanding anything herein or otherwise to the contrary, the term "MIP BONUS" means the bonus earned by CEO under the MIP for the Fiscal Year, without regard to any additional amounts the CEO may be entitled to receive under the MIP as a result of elections made by the CEO. By way of example, the MIP Bonus will not include any "Additional Shares" or "Additional Cash Bonus" (as such terms are defined in the MIP) the CEO may be entitled to receive pursuant to Sections 6(A) and 6(B) of the MIP as a result of electing to receive a portion of his or her MIP Bonus in Company stock. For avoidance of doubt, the MIP Bonus will not include any Company matching contributions resulting from the deferral of all or a portion of the MIP Bonus under the EDCP.

               (c) Committee Discretion. All determinations required pursuant to this Section 2 shall be made by the Committee in its sole and absolute discretion.

         3. Performance Bonus. If earned in accordance with Section 2(a)(i) above, the Performance Bonus will be paid in cash as soon administratively feasible following the Company's determination of CEO's MIP Bonus amount; provided however, that the Performance Bonus must be paid before the later of
(i) the date that is 2 1/2 months from the end of CEO's first taxable year in which the Performance Bonus is no longer subject to a substantial risk of forfeiture or (ii) the date that is 2 1/2 months from the end of Company's first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, it being the intent of the parties that the compensation paid pursuant to this Agreement not in any way be subject to Section 409A of the Code (and this clause shall be interpreted in a manner that is consistent therewith). Notwithstanding anything herein or otherwise to the contrary, in no event will CEO be permitted to defer any portion of the Performance Bonus under any nonqualified deferred compensation plan or arrangement sponsored by the Company (including, without limitation, the EDCP). In addition, in no event will the Performance Bonus increase the amount of compensation earned by CEO under the MIP (by way of example, the Performance Bonus will not increase either the "Additional Shares" or the "Additional Cash Bonus" (as such terms are defined in the MIP) pursuant to Sections 6(A) and 6(B) of the MIP).

         4. Termination of Employment. If CEO's employment with the Company terminates for any reason prior to the end of the Fiscal Year, including, without limitation, as a result of death, disability or following a change of control of the Company: (a) Section 2(a)(i) will be applied by treating the date CEO's employment terminates as the end of the Fiscal Year for purposes of such
Section if, under the terms of that certain Executive Severance Agreement by and between CEO and Company (the "SEVERANCE AGREEMENT"), CEO is entitled to receive an MIP Bonus for the Fiscal Year, (b) Section 2(a)(i) will not apply for the Fiscal Year (i.e., CEO will not be eligible to receive a Performance Bonus under this Agreement) if, under the terms of the Severance Agreement, CEO is not entitled to receive an MIP Bonus for the Fiscal Year, (c) in no event will
Section 2(a)(iii) apply to CEO (i.e., CEO's MIP Bonus will not be subject to reduction regardless of whether his performance immediately prior to the date of his termination was "below expectations").

         5. Waiver of Forfeited Amount. In consideration for the opportunity to earn the Performance Bonus, CEO hereby unconditionally waives his right to receive the Forfeited Amount.




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         6. Withholding Taxes. The Company may withhold from all payments due to
CEO hereunder all taxes that, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

         7. Term of Agreement. This Agreement shall be effective only for this Fiscal Year (i.e., the fiscal year ending _________).

         8. Successors; Binding Agreement.

               (a) This Agreement shall be binding on the Company, its successors and assigns.

               (b) This Agreement shall inure to the benefit of and be enforceable by CEO's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If CEO shall die while any amounts remain to be payable to CEO hereunder had CEO continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by CEO to receive such amounts or, if no person is so appointed, to CEO's estate.

         9. Governing Law. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the state of Delaware without regard to the principle of conflicts of laws.

         10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

         11. Severability. Provided the other provisions of this Agreement do not frustrate the purpose and intent of the law, in the event that any portion of this Agreement shall be determined to be invalid or unenforceable to any extent, the same shall to that extent be deemed severable from this Agreement and the invalidity or unenforceability thereof shall not affect the validity and enforceability of the remaining portion of this Agreement.

         12. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by CEO and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by CEO or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right CEO or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, CEO, CEO's estate or CEO's beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, CEO, CEO's estate or CEO's beneficiaries under any other employee benefit plan or compensation Agreement of the Company, except as herein specifically provided.



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         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and CEO has executed this Agreement as of the day and year first above written.

SYSCO CORPORATION                           CEO


By:____________________________             ______________________________

Title:___________________________           ______________________________


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                                                                       Exhibit A

             Supplemental Performance-Based Bonus Agreement Between
                      Sysco Corporation and ______________
                         Fiscal ______ Performance Goals


Long-Term Strategy

         o Execute strategy developed by senior management with input and approval by Board

         o Continue to build on long-term relationships with all constituencies

         o Position SYSCO as a sustainable corporation

Financial Performance

         o Increase sales of target customers by ____%

         o Achieve return on equity of ___%

         o Increase cash flow from operations by ___%

         o Increase earnings per share by ___%

         o Reduce expenses by ____%

Corporate Governance

         o Assure compliance with all applicable regulations and corporate governance guidelines

         o Focus on shareholder issues

         o Enhance appropriate level of transparency

Human Capital

         o Establish knowledge/talent-based priorities throughout the system

         o Execute succession planning process

         o Reduce workplace accident frequency by ___/100 employees

Risk Management/Mitigation

         o Finalize risk management processes

         o Execute risk management processes

         o Develop risk management monitoring




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